Exhibit 10.26
FORM OF
EMPLOYMENT AGREEMENT
     This AGREEMENT is entered into as of the date set forth on the signature page hereof, by and between Patriot Coal Corporation, a Delaware corporation (the “Company”), and the undersigned employee (the “Employee”).
RECITALS
     To induce Employee to serve in the executive positions set forth on the signature page hereof, the Company desires to provide Employee with compensation and other benefits on the terms and subject to the conditions set forth in this Agreement.
     Employee is willing to accept such employment and perform services for the Company, on the terms and subject to the conditions hereinafter set forth.
     It is therefore hereby agreed by and between the parties as follows:
     1. Employment.
     1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee during the Term of Employment hereof as an officer of the Company in the roles of Chairman of the Board of Directors of the Company (the “Board”) and as Executive Advisor, as described in Exhibit A hereto. In such capacities, Employee shall be directed by the Board, and shall have the powers, responsibilities and authorities as set forth in Exhibit A hereto. Employee shall be subject to annual performance reviews by the Board.
     1.2 Subject to the terms and conditions of this Agreement, Employee hereby accepts employment in such Board and management positions commencing as of the date hereof (the “Commencement Date”) and agrees, subject to any period of vacation and sick leave, to devote such time as is necessary to perform the services, duties and responsibilities in connection therewith. Upon the termination of Employee’s employment for any reason, Employee shall resign as a member of the Board of the Company or any Subsidiary of the Company, if the Board requests Employee to do so.
     1.3 Nothing in this Agreement shall preclude Employee from engaging in trade association activities, charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, from managing any investment made by him or his immediate family (provided that no such investment in publicly traded equity securities may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of the board of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the Board required therein shall not be unreasonably withheld.
     2. Term and Location of Employment.
          2.1 Term of Employment. Employee’s term of employment as Executive Advisor under this Agreement shall commence on the Commencement Date and, subject to termination as provided in this Agreement, shall have a term ending on December 31, 2010 (the “Term of Employment”). Throughout the Term of Employment, Company agrees to provide Employee with meaningful assignments commensurate with Employee’s role as Executive Advisor. Following the Term of Employment, Employee shall be not entitled to any severance payments, but will be entitled to Accrued Obligations as follows: the Company shall pay to the Employee (a) within five (5) business days following the date of termination of Employee’s employment, a lump sum equal to (i) Employee’s Base Salary earned on or prior to the date of such termination but not yet paid to Employee in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives, (ii) any business expenses incurred by Employee and not yet reimbursed by the Company under Section 5 below as of the date of such termination, (iii) any vacation time accrued but unused as of the date of such termination, and (iv) any 2007 Bonus or Bonus (as described in Section 3.2 hereof) earned but not yet paid for any calendar year prior to the date of such termination, and (b) any benefits accrued and vested under any of the Company’s employee benefit programs, plans and practices on or prior to the date of termination of Employee’s employment (remuneration described in (a) and (b) above are collectively referred to as the “Accrued Obligations” herein) in accordance with the terms of such programs, plans and practices.
          2.2 Location of Employment. Employee shall perform his duties described in this Agreement at the Company’s headquarters located at the address set forth in Section 9 hereof. If the Company relocates its headquarters as distance of more than 50 miles from such address, Employee shall, in his discretion, perform his duties at a location other than at the Company’s headquarters, provided that Employee is accessible during the Company’s regular business hours by telephone. Company shall provide Employee with an office and an executive assistant.
     3. Compensation.
     3.1 Salary. During the Term of Employment, the Company shall pay Employee a base salary (“Base Salary”) in the amount set forth on the signature page hereof. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Board shall review in good faith, at least annually, Employee’s Base Salary in accordance with the Company’s customary procedures and practices regarding the salaries of the management team and may, if determined by the Board to be appropriate, increase Employee’s Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to any such increased amount. Notwithstanding anything herein to the contrary, because he is an employee of the Company, Employee shall not be entitled to any director’s fees or compensation.
     3.2 Annual Bonus. In addition to his Base Salary, Employee shall, commencing with the 2008 calendar year and continuing for each calendar year thereafter during the Term of Employment, be eligible to receive an annual cash bonus (the “Bonus”) in accordance with a program to be developed by the Board and CEO, based on achievement of performance targets established by the Board as soon as practicable at or after the beginning of the calendar year to which the performance targets relate. Employee’s target annual Bonus percentage is set forth on the signature page hereof. With respect to 2007, Employee shall be eligible for a discretionary cash bonus (the “2007 Bonus”) based on the amount of time Employee has been employed by the Company during 2007, and the Company’s performance in accordance with performance targets, which shall be established by the Board before or as soon as practicable after the Commencement Date. A Bonus award for any calendar year and any 2007 Bonus award shall be payable to Employee at the time bonuses are paid to other members of the management team for such calendar year in accordance with the Company’s policies and practices as set by the Board, but in no event later than March 15 of the calendar year following the later of (a) the calendar year in which the Bonus or 2007 Bonus is earned or (b) the calendar year in which the Bonus or 2007 Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated and in effect thereunder (“Section 409A”).
     4. Employee Benefits.
     4.1 Equity.
     (a) Upon the commencement of employment, Employee shall receive a one-time equity-based compensation award under the Company’s equity incentive plans (the “Long Term Incentive Award”) with a value based on the fair market value of the underlying stock as set forth on the signature page hereof. The Long Term Incentive Award shall be made in the form of restricted stock.
     (b) As of the date of termination of Employee’s employment due to Employee’s Disability (as defined in Section 6.4 hereof) or death, or upon the occurrence of a change in control (as defined in the applicable equity-based plan or award) the Long Term Incentive Award granted to the Employee by the Company shall become immediately and fully vested.
     (c) The Long Term Incentive Award shall be governed by a separate grant agreement (together with any other agreement approved by the Board and designated by the Board as an “Ancillary Document” for purposes of this Agreement, the “Ancillary Documents”). To the extent permitted by any applicable law and the rules of any exchange on which the Company’s stock is listed, in the event of any conflict between an Ancillary Document and the terms of this Agreement, the terms of this Agreement shall govern.
     (d) The Long Term Incentive Award and any other equity-based awards granted to the Employee by the Company shall be approved by a committee of the Board comprised of individuals who are both disinterested directors (within the meaning of Section 16 of the Securities Exchange Act of

1934, as amended (the “Exchange Act”)) and independent directors (within the meaning of applicable stock exchange rules) and shall be exempt from Section 16(b) of the Exchange Act by reason of Rule 16b-3 under the Exchange Act.
     4.2 Employee Benefit Programs, Plans and Practices; Perquisites. During the Term of Employment, the Company shall provide Employee with employee benefits and perquisites at a level (a) commensurate with his position in the Company and consistent with his status as a part-time employee and (b) at least as favorable to the Employee as the Company provides to its other members of the management team, including retirement benefits, health and welfare benefits (both active and retiree), the Continuation Benefits (as defined in Section 6.2(a)(2)), and other employee benefits and perquisites which the Company may make available to its members of the management team from time to time. To the extent permitted by applicable law, applicable tax-qualification requirements, and any relevant benefit plan document, Employee’s service with Peabody Energy Corporation and its affiliates shall be taken into account for purposes of determining eligibility, vesting, level of benefits and benefit accruals under the Company’s benefit plans (except to the extent that such service credit would result in a duplication of benefits).
     4.3 Vacation. Employee shall be entitled to the number of business days paid vacation in each calendar year as determined in accordance with the Company’s applicable vacation policies, which shall be taken at such times as are reasonably consistent with Employee’s responsibilities hereunder.
     5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Employee for all reasonable expenses incurred by Employee in carrying out his duties on behalf of the Company, provided that such reimbursement is not gross income to Employee.
     6. Termination of Employment. The Employee may terminate Employee’s Term of Employment at any time, for any reason or for Good Reason, by written notice at least thirty (30) days in advance. The Board of Directors may terminate Employee’s service as Chairman of the Board at any time for any reason. The Company may only terminate Employee’s Term of Employment as Executive Advisor for Cause, as defined in Section 6.3(b) hereof, Disability, as defined in Section 6.4 hereof, or death.
     6.1 Termination of Employment for Any Reason. The Company shall pay the Accrued Obligations (as defined in Section 2.1 hereof) in accordance with the terms of such programs, plans and practices in the event of a termination of the Employee’s employment as Executive Advisor for any reason, whether or not such termination occurs during the Term of Employment.
     6.2 Termination for Good Reason. (a) If, during the Term of Employment, Employee terminates his employment as Executive Advisor for Good Reason and if such termination constitutes a Separation from Service (as hereinafter defined), Employee shall provide notice to the Company at least thirty (30) days in advance of the date of termination and such notice shall describe the conduct Employee believes to constitute Good Reason and if the Company shall have the opportunity to cure the Good Reason within thirty (30) days of receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, Employee’s notice of termination shall be deemed withdrawn.
If Employee’s employment is terminated by Employee as Executive Advisor for Good Reason (as defined in Section 6.2(b) hereof), the Company, as severance, shall pay to Employee an amount (the “Severance Payment”) equal to the total of (A) plus (B), as determined below:
     (A) the product of:
(i)	Employee’s Base Salary; multiplied by

(ii)	a fraction equal to (x) the number of calendar days during the period between the date that Employee’s employment is terminated and the date that Employee’s Term of Employment would otherwise expire under this Agreement by reason of the passage of time (the “Remaining Term”), divided by (y) three hundred sixty five (365); plus
     (B) the product of:
(i)	six percent (6%) of Employee’s Base Salary; multiplied by

(ii)	a fraction equal to (x) the number of calendar days in the Remaining Term, divided by (y) three hundred sixty five (365).
The Company shall pay the Employee the Severance Payment in a lump sum on the six (6) month anniversary of the Employee’s Separation from Service.
“Separation from Service” means Employee’s termination of employment from the Company which constitutes a “separation from service,” as such term is defined under Section 409A.
In addition, if Employee’s employment is terminated (i) due to Disability (as defined in Section 6.4 hereof) or death or (ii) by Employee for Good Reason (as defined in Section 6.2(b)) and if such termination constitutes a Separation from Service,
     (1) The Company shall pay to Employee a prorated bonus (the “Prorated Bonus”) for the calendar year of termination of Employee’s employment as Executive Advisor, calculated as the 2007 Bonus or Bonus Employee would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Employee was employed and the denominator of which is the total number of business days during the calendar year of termination. The Prorated Bonus shall be payable when annual bonuses are paid to other members of the management team of the Company, but in no event later than March 15 of the calendar year following the later of (a) the calendar year in which the Bonus or 2007 Bonus is earned or (b) the calendar year in which the Bonus or 2007 Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.
     (2) The Company shall also continue to provide Employee, as though he remained actively employed, through the end of the Term of Employment (the “Benefit Continuation Period”), life insurance, group health coverage (including medical, dental, and vision benefits), accidental death & dismemberment coverage, and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms; provided, however, that any such coverage shall terminate to the extent that Employee is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period; provided, further, that the amount of Continuation Benefits provided during one calendar year shall not affect the amount of Continuation Benefits provided during a subsequent calendar year (except with respect to health plan maximums), the Continuation Benefits may not be exchanged or substituted for other forms of compensation to Employee, and any reimbursement or payment under the Continuation Benefit arrangements will be paid in accordance with applicable plan terms and no later than the last day of Employee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. Notwithstanding the foregoing, if Employee breaches any provision of Section 14 hereof, the remaining balances of the Severance Payment, the Prorated Bonus and any Continuation Benefits shall be forfeited.
     (b) For purposes of this Agreement, the term “Good Reason” means: (i) a reduction by the Company in Employee’s Base Salary (in which event the Severance Payment shall be calculated based on Employee’s Base Salary in effect prior to any such reduction); (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Employee is entitled (other than a reduction that generally affects all employees serving in a similar position); (iii) a material decline in Employee’s Bonus (other than a decline that generally affects all employees serving in a similar position); or (iv) any material diminution or material adverse change in Employee’s title, duties, responsibilities or reporting relationships as Executive Advisor. The removal of Employee as Chairman of the Board shall not constitute Good Reason for this Agreement. Any amounts due to the Employee in connection with a termination of employment shall be computed without giving effect to any changes that give rise to Good Reason. If Employee does not give notice to the Company as described in Section 6.2(a) hereof within ninety (90) days after an event giving rise to Good Reason, the Employee’s right to claim Good Reason termination on the basis of such event shall be deemed waived.
     6.3 Voluntary Termination by Employee; Discharge for Cause. (a) In the event that Employee’s employment as Executive Advisor is terminated (i) by the Company for Cause (as hereinafter defined) or (ii) by Employee other than for Good Reason, the Company shall pay to Employee the Accrued Obligations.
     (b) As used herein, the term “Cause” shall be limited to (i) any material and uncorrected breach by Employee of the terms of this Agreement, including, but not limited to, a violation of Section 14 hereof, (ii) any willful fraud or dishonesty of Employee involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Employee to comply with any major corporate policy of the Company which is communicated to Employee in writing, or (iv) Employee’s conviction of, or plea of nolo contendere to, any felony if such conviction or plea results in his imprisonment; provided that, with respect to clauses (i), (ii) and (iii) above, Employee shall have thirty (30) days following his receipt of written notice of the conduct that is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If the Employee cures the conduct that is the basis for the potential termination for Cause within such thirty (30) day period, the Company’s notice of termination shall be deemed withdrawn.
     6.4 Disability. In the event of the Disability (as defined below) of Employee during the Term of Employment, the Company may terminate Employee’s Term of Employment upon written notice to Employee (or Employee’s personal representative, if applicable) effective upon the date of receipt thereof (the “Disability Commencement Date”). The Company shall pay to the Employee the Accrued Obligations as provided in Section 6.1, and the Prorated Bonus when such bonuses are paid to other members of the management team of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Employee’s employment was terminated. The term “Disability,” for purposes of this Agreement, shall mean Employee’s absence from the performance of Employee’s duties pursuant to a reasonable determination made in accordance with the Company’s disability plan that Employee is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.
     6.5 Death. In the event of Employee’s death during the Term of Employment or at any time thereafter while payments are still owing to Employee under the terms of this Agreement, the Company shall pay to the Employee’s beneficiary(ies) (to the extent so designated by the Employee) or his estate (to the extent that no such beneficiary has been designated) the Accrued Obligations as provided in Section 6.1, the Prorated Bonus when such bonuses are paid to other members of the management team of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Employee’s employment was terminated, and any remaining payments that were payable to Employee by reason of his termination of employment under Section 6.2 to which Employee was entitled at the time of his death in accordance with the terms of Section 6.2.
     6.6 No Further Notice or Compensation or Damages. Subject to Section 8 hereof, Employee understands and agrees that he shall not be entitled to any further notice, compensation or damages upon a termination of his employment under this Agreement, other than amounts specified in Sections 4 and 6 hereof, the Ancillary Documents, and any plan, program or arrangement of the Company.
     6.7 Employee’s Duty to Deliver Materials. Upon the termination of Employee’s employment for any reason, Employee or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Employee’s possession or under his control, including all copies of any of the foregoing.
     7. Tax Gross-Up Payments.
          7.1 Gross-Up of Excise Tax. If Employee becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company, any affiliated company, or one or more trusts established by the Company for the benefit of its employees, whether paid or payable pursuant to Section 6.2 of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Payments”), which are or become subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), the Company shall pay to Employee an additional payment (the “Gross-Up Payment”) in an amount such that the net retained by Employee, after deduction of any Excise Tax on such Payments and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payments.
          7.2 Determination of Gross-Up Payment. All determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be mutually agreed by the Company and the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within ten (10) business days of the receipt of notice from Employee that Payments were made, or such earlier time as is required by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Employee’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.2, shall be paid by the Company to Employee (or to the appropriate taxing authority on Employee’s behalf) when due; provided, however, that such payment shall be made no later than the end of the Employee’s taxable year following the taxable year in which the Employee remits such taxes to the applicable taxing authority. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so indicate to Employee in writing. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Code Section 4999, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Employee was lower than the amount actually required to be paid by Employee to the applicable taxing authority (“Underpayment”). In the event that the Company exhausts its remedies hereunder and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee; provided, however, that such Underpayment shall be made no later than the end of the Employee’s taxable year following the taxable year in which the Employee remits the Excise Tax to the applicable taxing authority.
          7.3 Disputed Taxes. Employee shall notify the Company in writing of any claim by the Internal Revenue Service or other relevant taxing authority that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than fifteen (15) business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. If such claim is due to a tax audit or litigation addressing the existence or amount of tax liability, whether Federal, state or local (a “Reimbursable Claim”), then Employee shall not pay such Reimbursable Claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Reimbursable Claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such Reimbursable Claim, Employee shall (i) give the Company any information reasonably requested by the Company relating to such Reimbursable Claim, (ii) take such action in connection with contesting such Reimbursable Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Reimbursable Claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such Reimbursable Claim and (iv) permit the Company to participate in any proceedings relating to such Reimbursable Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Reimbursable Claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the Reimbursable Claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Employee to pay such Reimbursable Claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Employee is required to extend the statute of limitations to enable the Company to contest such Reimbursable Claim, Employee may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In no event shall payments for or reimbursements to Employee for Reimbursable Claims be made later than the end of the Employee’s taxable year following the taxable year in which the taxes that are the subject to the Reimbursable Claim are remitted to the taxing authority, or where, as a result of such audit or litigation no taxes are remitted, the end of Employee’s taxable year following the taxable year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation.
          7.4 Refunds of Gross-Up Payments. If, after the receipt by Employee of an amount paid or advanced by the Company pursuant to this Section 7, Employee becomes entitled to receive any refund with respect to a Gross-Up Payment, Employee shall (subject to the Company’s compliance with the requirements of Section 7.3) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to this Section 7, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
     8. Breach of Agreement. In the event that the Company (a) fails to provide Employee with Base Compensation, any Bonus or 2007 Bonus, if any, or any benefits to which Employee has a right, as set forth in Sections 3 and 4, respectively, (b) for reasons other than a termination of employment due to Cause, prevents Employee from performing or no longer requires Employee to perform the duties set forth in Exhibit A hereof, or (c) terminates Employee without Cause, Employee will have no adequate remedy at law and Employee shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting Employee from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages pursuant to the provisions of Section 16 hereof. The provisions of Section 8 shall survive the expiration or earlier termination of this Agreement for any reason.
     9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
          To the Company:
Patriot Coal Corporation
attn: Board of Directors
12312 Olive Boulevard, Suite 400
Saint Louis, MO 63141
          with a copy to:
Patriot Coal Corporation
attn: Richard M. Whiting
12312 Olive Boulevard, Suite 400
Saint Louis, MO 63141

To Employee at the address set forth on the signature page hereof.
Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third (3rd) business day after the actual date of sending shall constitute the time at which notice was given.
     10. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     11. Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Employee and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase, spin off or otherwise) to all or substantially all of the stock, assets or businesses of the Company.
     12. Amendment. This Agreement may be amended only by written agreement of the parties hereto.
     13. Amendment to Comply with Code Section 409A. If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Code Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it is exempt from, or compliant with, the requirements of Code Section 409A and preserves as nearly as possible the original intentions of the affected provisions. If any payment due to the Employee is required to be delayed by reason of Code Section 409A, such payment shall be paid in one lump-sum payment as soon as administratively feasible on or after the date such payment is permitted to be made under Code Section 409A, subject to standard payroll deductions and withholdings.
     14. Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation.
     (a) Employee, both during the term hereof and thereafter, will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Employee’s duties for the benefit of the Company or any subsidiary of the Company or to the extent required by applicable law), any secret or confidential information that is not publicly available regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Employee. At the termination of Employee’s employment or at any other time the Company or any of its subsidiaries may request, Employee shall promptly deliver to the

Company all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by Employee concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.
     (b) In consideration of the Company’s obligations under this Agreement, Employee agrees that: (i) during the period of his employment hereunder and for a period of one (1) year thereafter, without the prior written consent of the Board, he will not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any activities which are in competition with the business of the Company or its subsidiaries; (ii) during the period of his employment hereunder and for a period of one (1) year thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person (other than his personal assistant) firm or company, directly or indirectly solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation; and (iii) during the first year that this Agreement is in effect, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly solicit, offer employment to or hire any person who is employed by Peabody Energy Corporation or its subsidiaries, except to the extent agreed upon in writing by Peabody Energy Corporation.
     (c) For purposes of this Section 14, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this Section 14(c) or Section 14(b), nothing herein shall be construed so as to preclude Employee from investing in any publicly or privately held company, provided Employee’s beneficial ownership of any class of such company’s securities does not exceed five percent (5%) of the outstanding securities of such class.
     (d) Employee agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Employee and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenants contained in this Section 14 would irreparably injure the Company. Accordingly, Employee agrees that, in the event of such a breach of this Section 14 by the Employee, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and seek to obtain an injunction against Employee from any court having jurisdiction over the matter to restrain any further violation of this Section 14 by Employee.

     15. Beneficiaries; References. Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
     16. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action for injunctive relief under the provisions of Sections 8 or 14 hereof) or the Ancillary Documents shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. For the applicable statute of limitations period, the Company shall pay any legal fees in connection with such arbitration in the event that Employee prevails on a material element of his claim or defense. Notwithstanding anything in this Section 16 to the contrary, payments made under this Section 16 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 16 may not be exchanged or substituted for other forms of compensation to Employee, and any such reimbursement or payment will be paid within sixty (60) days after Employee prevails, but in no later than the last day of the Employee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 16 shall remain in effect throughout the Term of Employment and for a period of five (5) years following the termination of the Term of Employment.
     17. Indemnification; Directors’ & Officers’ Liability Insurance.
     (a) The Company shall indemnify the Employee during and after the Term of Employment to the maximum extent permitted by applicable law for any liability incurred by the Employee by reason of his service as an officer or director of the Company or any of its subsidiaries or affiliates or by reason of his service as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates.
     (b) During the Term of Employment and for so long as Employee may have any liability by reason of serving as an officer or director of the Company or any of its subsidiaries or affiliates, the Employee shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers. During the Term of Employment and for so long as Employee may have any liability by reason of serving as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates, the Employee shall be entitled to the same fiduciary liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.
     18. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

     19. Effect on Prior Agreements. This Agreement, the transition letter agreement entered into by Peabody Energy Corporation and Employee in connection with Employee’s transfer to the Company, and the Ancillary Documents contain the entire understanding between the parties hereto and this Agreement, except as provided in an Ancillary Document, supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Employee.
     20. Withholding. The Company shall be entitled to withhold from payments to Employee any amount of withholding required by law.
     21. Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Sections 4, 6.1, 7, 8, 14 and 17 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.
     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
[SIGNATURE PAGE FOLLOWS]

PATRIOT COAL CORPORATION

By:

Name:

Title:

EMPLOYEE

Agreement Commencement Date:	TBD

Name of Employee:	Irl F. Engelhardt

Address of Employee:

Position:	Chairman of the Board and Executive Advisor, as set forth in Exhibit A hereto

Base Salary:	$250,000 per annum

Annual Bonus Target:	50% of Base Salary

One-Time Long-Term Incentive Award:	$650,000 of restricted stock

EXHIBIT A
Position Description
Chairman of the Board and Executive Advisor
As Chairman of the Board, the Employee shall be responsible for coordination of Board of Director activities to ensure the Board receives proper information and provides appropriate oversight and governance of the Company. As Executive Advisor, the Employee will be available to the CEO for advice, consultation and assistance when deemed appropriate by the CEO and to assist the CEO to obtain appropriate leadership positions within the coal and energy industries. The Employee will also provide other duties assigned by the Board of Directors commensurate with his position.
The Employee acknowledges and affirms that the CEO is responsible for running the Company and has full profit and loss responsibilities. The Employee will respect the Company’s lines of communication and will assist the CEO to make Patriot Coal Corporation successful.
Chairman’s Board of Director Duties
•	Preside at all meetings of the Company’s Board of Directors and the Annual Shareholders Meeting;

•	Develop the agenda for and moderate Board Employee sessions other than any Employee sessions that include only independent directors;

•	With the CEO, CFO and Corporate Secretary, coordinate the development and preparation of the agenda for Board meetings and the schedule for Board and committee meetings;

•	Review the quality, quantity, appropriateness and timeliness of the flow of materials between Management and the Board;

•	Serve on the Executive Committee and attend other committee meetings if deemed appropriate by the Nominating and Governance Committee;

•	On the request of the Nominating and Governance Committee, provide input to the Committee’s recommendation to the Board of memberships of committees, Board performance, development programs, and improvements to the Company’s governance practices;

•	Perform duties as assigned from time to time by the Board commensurate with his position including those duties spelled out in the Company’s By-Laws and Corporate Governance Guidelines.

Specific 2007 – 2008 duties include assisting the Board with the identification and recruiting of additional Board members and assisting with the establishment of corporate governance practices, as appropriate.
Duties for Executive Advisor to the CEO, with Concurrence of the Board
•	Assist the CEO and senior executive team with the development of the annual Strategic Plan;

Specific 2007 – 2008 assignments include: assisting with the portion of the Strategic Plan related to the current condition of and outlook for the Energy industry.

•	Be available for assignments as requested by the CEO, with the concurrence of the Board;

Specific 2007- 2008 assignments include: providing requested advice for reserve transactions and strategies; monitoring the property disposal program; assisting with investor relations activities and earnings calls; and helping with business development activities. The Employee will also review selected operating problems, assist with high-level government and business contacts and relationships, and represent the Company in various industry or government meetings, as requested by the CEO.

•	Assist the CEO with major strategic initiatives such as mergers, acquisitions, joint ventures, resource management, divestitures; etc.;

•	Assist the CEO with trade association and government relations matters;

•	Perform duties as assigned from time to time by the Board commensurate with his position including those duties spelled out in the Company By-Laws and Corporate Governance Guidelines.